UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 24, 2006

OPTICAL SENSORS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-27600	41-164359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7615 Golden Triangle Drive, Suite C Minneapolis, Minnesota	55344-3733
(Address of Principal Executive Offices)	(Zip Code)

(952) 944-5857

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment to 2003 Stock Option Plan

On May 24, 2006, the Compensation Committee of the Board of Directors of Optical Sensors Incorporated d/b/a väsamed (the “Company”) amended the Company’s 2003 Stock Option Plan (the “Plan”) by increasing the number of shares available for issuance under the Plan from 1,050,000 to 1,800,000 shares of common stock. All other terms of the Plan remain unchanged.

Stock Option Grant

On May 24, 2006, the Compensation Committee of the Board of Directors of the Company granted Jeffrey Skillicorn, the Company’s Vice President of Sales, a non-statutory stock option under the Plan to purchase 60,000 shares of common stock in connection with his recent employment by the Company. The option has an exercise price of $2.15 per share, vests, on a cumulative basis, in four installments of 25% on each of the first four anniversaries of the option grant date, and has a term of ten years. The option is subject to the terms of the Plan.

Fiscal 2005 Bonuses

On May 24, 2006, the Compensation Committee of the Board of Directors of the Company granted the following cash bonuses for fiscal 2005 to the Company’s “named executive officers” (as defined in Regulation S-K Item 402(a)(3)):

Name and Current Position	Bonus
Paulita L. LaPlante (President and Chief Executive Officer)	$2,700
Victor Kimball (Chief Operating Officer and Acting Chief Financial Officer)	$2,100
Kent Winger (Vice President, Strategic Planning and Product Development)	$1,600

Change in Compensation

On May 24, 2006, the Compensation Committee of the Board of Directors of the Company increased the base salary of Paulita L. LaPlante, the Company’s President and Chief Executive Officer, from $180,000 to $200,000 retroactively effective to January 1, 2006, subject to the Company meeting certain sales goals in 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL SENSORS INCORPORATED

Dated: May 31, 2006	By:	/s/ Paulita M. LaPlante
Paulita M. LaPlante
President and Chief Executive Officer